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                                                                    EXHIBIT 12.0


                        AGCO CORPORATION AND SUBSIDIARIES
    STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                        (IN MILLIONS, EXCEPT RATIO DATA)





                                                                                        Year Ended December 31,
                                                                     --------------------------------------------------------------
                                                                          1999        1998          1997       1996        1995
                                                                     -----------    --------    --------    ---------    ----------

Fixed Charges Computation:
    Interest expense .............................................      $  69.1     $   79.7    $   69.1    $   45.2    $   73.3
    Interest component of rent expense (a) .......................          4.8          5.3         5.6         5.4         5.0

    Proportionate share of fixed charges of 50%-owned affiliates .          2.5          2.8         1.8         2.0         2.0

    Amortization of debt cost ....................................          2.3          1.7         1.6         1.4         1.6
                                                                        -------     --------    --------    --------    --------


         Total fixed charges .....................................      $  78.7     $   89.5    $   78.1    $   54.0    $   81.9
                                                                        =======     ========    ========    ========    ========


Earnings Computation:
    Pretax earnings ..............................................      $ (19.2)    $   84.8    $  245.7    $  171.6    $  190.6
    Fixed charges ................................................         78.7         89.5        78.1        54.0        81.9
                                                                        -------     --------    --------    -------     --------

         Total earnings as adjusted ..............................      $  59.5     $  174.3    $  323.8    $  225.6    $  272.5
                                                                        =======     ========    ========    ========    ========

         Ratio of earnings to combined fixed charges .............        0.8:1(b)     1.9:1       4.2:1       4.2:1       3.3:1
                                                                        =======     ========    ========    ========    ========

(a) The interest factor was calculated to be one-third of rental expense and is considered to be a representative interest factor.
(b) The dollar amount of the deficiency, based on a one-to-one coverage ratio, is $19.2 million.